Exhibit 99.1

NEWS CORPORATION
SUPPLEMENTAL FINANCIAL INFORMATION
As previously disclosed on December 22, 2024, News Corporation (the “Company”) issued a press release announcing that it and Telstra Corporation Limited have entered into a definitive agreement to sell NXE Australia Pty Limited (“Foxtel”) to DAZN Group Limited. The agreement follows a strategic review of Foxtel as part of the Company’s ongoing efforts to optimize its portfolio and simplify the structure of the Company.
Beginning with the Company's second quarter of Fiscal 2025, as a result of the progression of the sale process and the discontinuation of further significant business activities in the Subscription Video Services segment, the results of operations of Foxtel have been classified as discontinued operations in accordance with ASC 205-20, Discontinued Operations, as the disposition reflects a strategic shift that has, and will have, a major effect on the Company’s operations and financial results. Upon reclassification of Foxtel’s results, the Company determined that the Subscription Video Services segment was no longer a reportable segment and the residual results of the segment were aggregated into the News Media segment.
The following table details the Company's unaudited recast annual financial information for the fiscal years ended June 30, 2024 and 2023:

	For the fiscal year ended June 30,
	2024	2023
	(in millions)
Revenues:
Dow Jones	$2,231	$2,153
Digital Real Estate Services	1,658	1,539
Book Publishing	2,093	1,979
News Media	2,270	2,341
Other	—	—
Total Revenues	$8,252	$8,012
Segment EBITDA:
Dow Jones	542	494
Digital Real Estate Services	508	457
Book Publishing	269	167
News Media	133	173
Other	(211)	(202)
Depreciation and amortization	(440)	(415)
Impairment and restructuring charges	(133)	(121)
Equity losses of affiliates	(6)	(127)
Interest expense, net	(18)	(49)
Other, net	(59)	3
Income before income tax expense from continuing operations	585	380
Income tax expense from continuing operations	(206)	(152)
Net income from continuing operations	379	228
Net loss from discontinued operations, net of tax	(25)	(41)
Net income	354	187
Net income attributable to noncontrolling interests from continuing operations	(110)	(65)
Net loss attributable to noncontrolling interests from discontinued operations	22	27
Net income attributable to News Corporation stockholders	$266	$149

Exhibit 99.1
The following table details the Company's unaudited recast quarterly financial information for each of the four quarters in fiscal 2024 and the first quarter of fiscal 2025:

	For the three months ended
	September 30, 2023	December 31, 2023	March 31, 2024	June 30, 2024	September 30, 2024
	(in millions)
Revenues:
Dow Jones	$537	$584	$544	$566	$552
Digital Real Estate Services	403	419	388	448	457
Book Publishing	525	550	506	512	546
News Media	566	582	556	566	541
Other	—	—	—	—	—
Total Revenues	$2,031	$2,135	$1,994	$2,092	$2,096
Segment EBITDA:
Dow Jones	124	163	118	137	131
Digital Real Estate Services	122	147	104	135	140
Book Publishing	65	85	62	57	81
News Media	17	57	27	32	18
Other	(54)	(52)	(52)	(53)	(45)
Depreciation and amortization	(101)	(110)	(114)	(115)	(112)
Impairment and restructuring charges	(37)	(12)	(35)	(49)	(22)
Equity losses of affiliates	(2)	(1)	(2)	(1)	(3)
Interest expense, net	(8)	(7)	(3)	—	—
Other, net	(38)	21	(9)	(33)	22
Income before income tax expense from continuing operations	88	291	96	110	210
Income tax expense from continuing operations	(34)	(97)	(32)	(43)	(61)
Net income from continuing operations	54	194	64	67	149
Net income (loss) from discontinued operations, net of tax	4	(11)	(22)	4	(5)
Net income	$58	$183	$42	$71	$144
Net income attributable to noncontrolling interests from continuing operations	(30)	(34)	(22)	(24)	(31)
Net loss attributable to noncontrolling interests from discontinued operations	2	7	10	3	6
Net income attributable to News Corporation stockholders	$30	$156	$30	$50	$119